FOR IMMEDIATE RELEASE

Contact:
Brookdale Senior Living Inc.
Ross Roadman  615-376-2412

Brookdale Announces Second Quarter 2008 Results

Second Quarter 2008 Highlights

•	Average occupancy for the second quarter was 88.9%, versus 90.0% for the first quarter of 2008 and 90.7% for the second quarter of 2007.

•	Occupancy improved significantly since May, approaching a 1% increase through the end of July.

•	Revenue for the second quarter was $478.2 million, up 4.3% from the second quarter of 2007.

•
Cash From Facility Operations for the quarter was $36.7 million, or $0.36 per outstanding common share and was $0.45 per outstanding common share, excluding integration and start-up expenses and non-recurring items of $0.09 per outstanding common share.

•	Completed $143.1 million of financings in the second quarter, which generated $139.7 million of net proceeds.

•	Repurchased $20 million of the Company’s shares during the second quarter.

•	Declared a quarterly cash dividend on the Company’s common stock of $0.25 per share for the quarter ended June 30, 2008.

•
Second quarter net loss of $(3.5) million, or $(0.03) per diluted common share, including non-cash expenses of $84.0 million for depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.

Nashville, TN.  August 6, 2008 – Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) today reported financial results for the second quarter of 2008.  Net loss for the quarter ended June 30, 2008 was $(3.5) million, or $(0.03) per diluted common share.  The loss includes non-cash items for depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization, which totaled $84.0 million.

Bill Sheriff, Brookdale’s CEO, said, “The key drivers of our business continued to improve throughout the second quarter and July – occupancy turned from declines to positive gains, rate growth remained strong and ancillary services were ahead of plan.  Occupancy trends started stabilizing in the second quarter, turned positive in June and July and we expect an improvement in August as well.  On the entrance fee side, we closed the highest number of sales in six quarters with our net entrance fee cash flow nearly tripling from last quarter.  Our ancillary services business continued its rapid growth through the expansion of our therapy services and the addition of multiple home health agencies through start-ups and acquisitions.  At the same time, our corporate overhead expense continues to trend lower as a percentage of revenues and the organizational changes that we instituted at the beginning of the year are becoming increasingly effective.  Overall, we are very happy with the continued growth of our business and are looking forward to even better performance.”

Mark Ohlendorf, Co-President and CFO of Brookdale, commented, “As we continuously seek to improve our operating platform, two key initiatives where we have been successful are reducing vacancy at the community management-level and strategically deploying more salespeople in the assisted living portfolio. As a result, we have approximately 50 more community-level management positions (together with approximately 50 more sales positions) currently filled compared to last year.  While these efforts temporarily increase the growth rate of expenses, we expect them to create higher occupancy and margins going forward.  On the balance sheet side, we have completed $430 million of refinancings year-to-date, generating $250 million of net proceeds.  We have completed our financings for this year and, after giving effect to our contractual extension rights, we have no significant facility-level debt maturities through 2010.  Our liquidity position remains very strong.”

Brookdale’s management utilizes Adjusted EBITDA and Cash From Facility Operations to evaluate the Company’s performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.  Brookdale also uses Facility Operating Income to assess the performance of its facilities.

Second quarter Adjusted EBITDA and Cash From Facility Operations included a non-recurring $8.0 million litigation-related charge and integration costs of $2.4 million.  Also included is $1.0 million of start-up losses related to the roll-out of ancillary services to Brookdale communities and a $2.5 million benefit related to the acquisition of a previously managed community for a net of $0.09 per outstanding common share.

For the quarter ended June 30, 2008, Adjusted EBITDA was $79.6 million.  Excluding the litigation-related charge, integration and start-up costs and acquisition benefit, Adjusted EBITDA was $88.6 million, an increase of 7.0% over the second quarter of 2007.

For the quarter ended June 30, 2008, Cash From Facility Operations was $36.7 million, or $0.36 per common share outstanding at June 30, 2008.  Excluding the litigation-related charge, integration and start-up costs and acquisition benefit, Cash From Facility Operations was $0.45 per common share outstanding.

Facility Operating Income was $164.3 million for the quarter ended June 30, 2008 versus $166.1 million in the second quarter of 2007.

Same store revenues grew 5.9% for the twelve months ended June 30, 2008 over the corresponding period ending in 2007, and same store Facility Operating Income grew 4.3% when compared to the same prior year period.  Similarly, same store revenues grew 3.9% for the quarter ended June 30, 2008 over the same period in 2007, and same store Facility Operating Income decreased 0.9% when compared to the second quarter of 2007.  The twelve month same store data includes the effect of the historical results of the ARC facilities and excludes $7.0 million of charges in the fourth quarter of 2007 relating to integration-related accounting items.  Schedules are presented later in the release with more detail.

By the end of the quarter, the Company’s ancillary services business provided therapy services to over 32,000 Brookdale units.  The therapy and home health services in the legacy ARC portfolio, which has a higher health center mix than the balance of the Brookdale portfolio, reached $215 of monthly Facility Operating Income per occupied unit in the second quarter.  Since the end of the first quarter, the Company received home health agency licensure for two markets and completed five home health agency acquisitions.  At the end of the quarter, the Company’s home health agencies were serving over 10,900 units across the total Brookdale portfolio.

The Company currently has eleven expansion projects under construction with approximately 850 units.  During the second quarter, four expansions with a total of 95 units opened, adding a new level of care at two of the communities.

During the second quarter of 2008, Brookdale completed $143.1 million in mortgage financings, producing incremental proceeds of $139.7 million.  As of June 30, 2008, $50 million was drawn on the Company’s revolving loan facility and $116 million of letters of credit had been issued under the facility.

On June 30, 2008, the Company entered into a lease related to a community previously managed by the Company.  The community was purchased by a REIT from a third party and the Company became the tenant.  In connection with the transaction a loan due to the Company from the previously managed community was repaid and the Company was able to recognize certain development fees and deferred interest totaling $2.5 million.

Litigation Charge

The Company’s second quarter 2008 results include a non-recurring charge of $8.0 million to G&A expense relating to the establishment of a reserve in connection with certain previously-disclosed litigation that relates to a 2004 acquisition.  The Company recently reached an agreement with the plaintiffs to settle one of the cases and is in the process of preparing a release and stipulation and order of dismissal. The Company is currently in settlement discussions regarding the second case.  If the settlement discussions are unsuccessful, the Company intends to vigorously defend the second case.  Based on a review of the current status of the litigation with counsel (taking into account settlement discussions with the plaintiffs), the Company established a reserve in the amount of $8.0 million, which the Company believes is a reasonable estimate of the aggregate loss exposure for these matters (including the costs and expenses to settle and/or defend each of these matters).

Earnings Conference Call

Brookdale’s management will conduct a conference call on Thursday, August 7, 2008 to review the financial results of its second quarter ended June 30, 2008.  The conference call is scheduled for 8:00 AM ET.  All interested parties are welcome to participate in the live conference call.  The conference call can be accessed by dialing (866) 845-7252 (from within the U.S.) or (706) 634-9069 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “Brookdale Senior Living Second Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleliving.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on August 15, 2008 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.) and referencing access code “58192511.”  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 550 communities in 35 states and the ability to serve approximately 52,000 residents.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and our expectations regarding their effect on our results; our ability to deploy capital; our expectations regarding occupancy, the demand for senior housing, and our share repurchase program; our belief regarding the value of our common stock and our growth prospects; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy and home health); our plans to expand existing facilities and develop new facilities; the expected project costs for our expansion and development program; our expected levels of expenditures; our expectations regarding liquidity; our expectations regarding financings and refinancings of assets; our ability to secure financing or extend existing debt as it matures; the anticipated cost and expense associated with the resolution of pending litigation and our expectations regarding the disposition thereof; our ability to acquire the fee interest in facilities that we currently operate at attractive valuations; our ability to close accretive acquisitions; our ability to close dispositions of underperforming facilities; our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our ability to pay and grow dividends; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, our determination from time to time whether to purchase any shares under the repurchase program; our ability to fund any repurchases; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; our inability to extend (or refinance) debt as it matures or replace our credit facility when it expires; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; the risk that we may be required to post additional cash collateral in connection with our interest rate swaps; the risk that we may not be able to pay or maintain dividends; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; changes in governmental reimbursement programs; our limited operating history on a combined basis; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to integrate acquisitions (including the ARC acquisition) into our operations; unforeseen costs associated with the acquisition of new facilities; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; increased competition for skilled personnel; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(unaudited, in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue
Resident fees	$475,937	$456,622	$954,772	$901,960
Management fees	2,264	1,788	4,077	3,284
Total revenue	478,201	458,410	958,849	905,244

Expense
Facility operating (excluding depreciation and amortization of $47,204, $63,481, $98,084 and $118,443, respectively)	306,526	285,866	611,585	566,675
General and administrative (including non-cash stock-based compensation expense of $8,621, $8,192, $16,631 and $19,012, respectively)	40,297	35,758	76,685	76,411
Facility lease expense	67,199	67,176	135,011	135,657
Depreciation and amortization	68,876	82,471	140,816	155,455
Total operating expense	482,898	471,271	964,097	934,198
Loss from operations	(4,697)	(12,861)	(5,248)	(28,954)

Interest income	3,160	1,563	4,786	3,383
Interest expense:
Debt	(37,424)	(35,078)	(73,295)	(68,530)
Amortization of deferred financing costs	(2,379)	(2,109)	(3,936)	(3,727)
Change in fair value of derivatives and amortization	36,743	17,619	(8,890)	12,838
Loss on extinguishment of debt	(231)	(803)	(3,052)	(803)
Equity in loss of unconsolidated ventures	(935)	(601)	(1,108)	(2,054)
Other non-operating (loss) income	(493)	238	(493)	238
Loss before income taxes	(6,256)	(32,032)	(91,236)	(87,609)
Benefit for income taxes	2,771	12,715	32,658	33,283
Loss before minority interest	(3,485)	(19,317)	(58,578)	(54,326)
Minority interest	-	642	-	511
Net loss	$(3,485)	$(18,675)	$(58,578)	$(53,815)

Basic and diluted loss per share	$(0.03)	$(0.18)	$(0.57)	$(0.53)

Weighted average shares used in
computing basic and diluted loss per share	101,856	101,520	101,925	101,411

Dividends declared per share	$0.25	$0.50	$0.50	$0.95

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)

Cash and cash equivalents	$60,442	$100,904
Cash and escrow deposits - restricted	77,478	76,962
Accounts receivable, net	74,735	66,807
Other current assets	44,654	47,162
Total current assets	257,309	291,835
Property, plant, and equipment and
leasehold intangibles, net	3,762,471	3,760,453
Other assets, net	721,748	759,334
Total assets	$4,741,528	$4,811,622

Current liabilities	$830,501	$549,767
Long-term debt, less current portion	2,114,622	2,119,217
Other liabilities	490,722	723,100
Total liabilities	3,435,845	3,392,084
Stockholders’ equity	1,305,683	1,419,538
Total liabilities and stockholders’ equity	$4,741,528	$4,811,622

Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six Months Ended June 30,
	2008	2007
Cash Flows from Operating Activities
Net loss	$(58,578)	$(53,815)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	3,052	-
Depreciation and amortization	144,752	159,182
Minority interest	-	(511)
Gain on sale of assets	-	(403)
Equity in loss of unconsolidated ventures	1,108	2,054
Distributions from uncon. ventures from cumulative share of net earnings	1,372	961
Amortization of deferred gain	(2,171)	(2,170)
Amortization of entrance fees	(11,820)	(8,900)
Proceeds from deferred entrance fee revenue	7,957	8,642
Deferred income tax benefit	(34,194)	(33,326)
Change in deferred lease liability	10,966	12,364
Change in fair value of derivatives and amortization	8,890	(12,838)
Non-cash stock-based compensation	16,631	19,012
Changes in operating assets and liabilities:
Accounts receivable, net	(8,459)	(4,363)
Prepaid expenses and other assets, net	2,248	4,669
Accounts payable and accrued expenses	(16,163)	(10,763)
Tenant refundable fees and security deposits	1,368	4,656
Other	9,765	459
Net cash provided by operating activities	76,724	84,910
Cash Flows from Investing Activities
Decrease in lease security deposits and lease acquisition deposits, net	1,872	1,602
Increase in cash and escrow deposits — restricted	(3,833)	(12,281)
Additions to property, plant, and equipment and
leasehold intangibles, net of related payables	(87,668)	(68,933)
Acquisition of assets, net of related payables and cash received	(1,207)	(149,788)
Payment on (issuance of) notes receivable, net	39,661	(10,251)
Investment in unconsolidated ventures	(493)	(1,176)
Distributions received from unconsolidated ventures	154	1,765
Net cash used in investing activities	(51,514)	(239,062)
Cash Flows from Financing Activities
Proceeds from debt	444,347	249,011
Repayment of debt	(224,192)	(25,999)
Buyout of capital lease obligation	-	(51,114)
Proceeds from line of credit	170,000	328,500
Repayment of line of credit	(318,000)	(232,000)
Payment of dividends	(77,852)	(93,178)
Purchase of treasury stock	(20,020)	-
Payment of financing costs, net of related payables	(13,424)	(5,179)
Cash portion of loss on extinguishment of debt	(1,043)	-
Other	(803)	(612)
Refundable entrance fees:
Proceeds from refundable entrance fees	10,912	8,322
Refunds of entrance fees	(8,475)	(10,404)
Recouponing and payment of swap termination	(27,122)	-
Net cash (used in) provided by financing activities	(65,672)	167,347
Net (decrease) increase in cash and cash equivalents	(40,462)	13,195
Cash and cash equivalents at beginning of period	100,904	68,034
Cash and cash equivalents at end of period	$60,442	$81,229

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) loss items, depreciation and amortization, straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, and non-cash compensation expense and including entrance fee receipts and refunds.

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and six months ended June 30, 2008 and 2007 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008(1)	2007(1)	2008(1)	2007(1)
Net loss	$(3,485)	$(18,675)	$(58,578)	$(53,815)
Minority interest	-	(642)	-	(511)
Benefit for income taxes	(2,771)	(12,715)	(32,658)	(33,283)
Equity in loss of unconsolidated ventures	935	601	1,108	2,054
Loss on extinguishment of debt	231	803	3,052	803
Other non-operating loss (income)	493	(238)	493	(238)
Interest expense:
Debt	30,635	27,953	59,622	53,192
Capitalized lease obligation	6,789	7,125	13,673	15,338
Amortization of deferred financing costs	2,379	2,109	3,936	3,727
Change in fair value of derivatives and amortization	(36,743)	(17,619)	8,890	(12,838)
Interest income	(3,160)	(1,563)	(4,786)	(3,383)
Loss from operations	(4,697)	(12,861)	(5,248)	(28,954)
Depreciation and amortization	68,876	82,471	140,816	155,455
Straight-line lease expense	5,215	6,028	10,966	12,364
Amortization of deferred gain	(1,086)	(1,085)	(2,171)	(2,170)
Amortization of entrance fees	(5,129)	(4,641)	(11,820)	(8,900)
Non-cash compensation expense	8,621	8,192	16,631	19,012
Entrance fee receipts(2)	12,597	8,790	18,869	16,964
Entrance fee disbursements	(4,843)	(4,089)	(8,475)	(10,404)
Adjusted EBITDA	$79,554	$82,805	$159,568	$153,367

(1)
The calculation of Adjusted EBITDA includes merger, integration, and certain other non-recurring expenses, as well as acquisition transition costs, totaling $2.4 million and $3.9 million for the three months ended June 30, 2008 and 2007, respectively, and $5.3 million and $7.0 million for the six months ended June 30, 2008 and 2007, respectively.  Additionally, the calculation of Adjusted EBITDA for the three months and six months ended June 30, 2008 includes the effect of the $8.0 million reserve established for certain litigation.

(2)	Includes the receipt of refundable and non-refundable entrance fees.

Cash From Facility Operations

Cash From Facility Operations (CFFO) is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, entrance fee refunds disbursed, lease financing debt amortization with fair market value or no purchase options, other, and recurring capital expenditures.  Recurring capital expenditures include expenditures capitalized in accordance with GAAP that are funded from CFFO. Amounts excluded from recurring capital expenditures consist primarily of unusual or non-recurring capital items (including integration capital expenditures), facility purchases and/or major projects or renovations that are funded using financing proceeds and/or proceeds from the sale of facilities that are held for sale.  Beginning in 2008, our calculation of CFFO was modified to subtract principal amortization related to our capital leases that contain fair market value or no purchase options.

We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.

•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles CFFO from net cash provided by operating activities for the three and six months ended June 30, 2008 and 2007 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008(1)	2007(1)(2)	2008(1)	2007(1)(2)

Net cash provided by operating activities	$36,095	$56,082	$76,724	$84,910
Changes in operating assets and liabilities	6,546	(6,797)	11,241	5,342
Refundable entrance fees received(3)	7,420	4,064	10,912	8,322
Entrance fee refunds disbursed	(4,843)	(4,089)	(8,475)	(10,404)
Recurring capital expenditures, net	(6,614)	(7,049)	(12,651)	(13,274)
Lease financing debt amortization with fair market value or no purchase options	(1,662)	(1,422)	(3,287)	(2,718)
Reimbursement of operating expenses and other	(269)	812	794	1,942
Cash From Facility Operations	$36,673	$41,601	$75,258	$74,120

(1)
The calculation of CFFO includes merger, integration, and certain other non-recurring expenses, as well as acquisition transition costs, totaling $2.4 million and $3.9 million for the three months ended June 30, 2008 and 2007, respectively and $5.3 million and $7.0 million for the six months ended June 30, 2008 and 2007, respectively.  Additionally, the calculation of CFFO for the three months and six months ended June 30, 2008 includes the effect of the $8.0 million reserve established for certain litigation.

(2)	The June 30, 2007 amounts have been reclassified to conform to the modified definition of CFFO used for the current period.
(3)
Total entrance fee receipts for the three months ended June 30, 2008 and 2007 were $12.6 million and $8.8 million, respectively, including $5.2 million and $4.7 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.  Total entrance fee receipts for the six months ended June 30, 2008 and 2007 were $18.9 million and $17.0 million, respectively, including $8.0 million and $8.6 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.

The calculation of CFFO per outstanding common share is based on outstanding common shares at the end of the period, excluding any unvested restricted shares.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) loss items, depreciation and amortization, facility lease expense, general and administrative expense, including non-cash stock compensation expense, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and

•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three and six months ended June 30, 2008 and 2007 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net loss	$(3,485)	$(18,675)	$(58,578)	$(53,815)
Minority interest	-	(642)	-	(511)
Benefit for income taxes	(2,771)	(12,715)	(32,658)	(33,283)
Equity in loss of unconsolidated ventures	935	601	1,108	2,054
Loss on extinguishment of debt	231	803	3,052	803
Other non-operating loss (income)	493	(238)	493	(238)
Interest expense:
Debt	30,635	27,953	59,622	53,192
Capitalized lease obligation	6,789	7,125	13,673	15,338
Amortization of deferred financing costs	2,379	2,109	3,936	3,727
Change in fair value of derivatives and amortization	(36,743)	(17,619)	8,890	(12,838)
Interest income	(3,160)	(1,563)	(4,786)	(3,383)
Loss from operations	(4,697)	(12,861)	(5,248)	(28,954)
Depreciation and amortization	68,876	82,471	140,816	155,455
Facility lease expense	67,199	67,176	135,011	135,657
General and administrative (including
non-cash stock compensation expense)	40,297	35,758	76,685	76,411
Amortization of entrance fees(1)	(5,129)	(4,641)	(11,820)	(8,900)
Management fees	(2,264)	(1,788)	(4,077)	(3,284)
Facility Operating Income	$164,282	$166,115	$331,367	$326,385

(1)
Entrance fee sales, net of refunds paid, provided $7.8 million and $4.7 million of cash for the three months ended June 30, 2008 and 2007, respectively, and $10.4 million and $6.6 million of cash for the six months ended June 30, 2008 and 2007, respectively.

Operating Data

The same store data, which includes for the twelve month period the effect of the historical results of the ARC facilities, for the three and twelve months ended June 30, 2008 and 2007 (in thousands) is presented below:

	Three months ended June 30,			Twelve months ended June 30,
	2008	2007	% Change	2008(1)	2007	% Change
Revenue	$444,315	$427,555	3.9%	$1,763,154	$1,664,558	5.9%
Operating Expense	286,889	268,624	6.8%	1,141,923	1,062,229	7.5%
Facility Operating Income	$157,426	$158,931	(0.9%)	$621,231	$602,329	3.1%
Facility Operating Margin	35.4%	37.2%	(1.7%)	35.2%	36.2%	(1.0%)

# Locations	509	509		509	509
Avg. Occupancy	89.0%	91.1%	(2.2%)	90.2%	91.5%	(1.3%)
Avg. Mo. Revenue/unit	$3,771	$3,543	6.4%	$3,691	$3,435	7.5%

(1)
Includes $7.0 million of charges to facility operating expenses in the quarter ended December 31, 2007, which relates to the Company’s desire to conform its policies across all of its platforms including $5.9 million of estimated uncollectible accounts and $1.1 million of accounting conformity adjustments pertaining to inventory and certain accrual policies.

Excluding the $7.0 million of charges relating to integration-related accounting items in the fourth quarter of 2007, the same store data is as follows:

	Three months ended June 30,			Twelve months ended June 30,
	2008	2007	% Change	2008	2007	% Change
Revenue	$444,315	$427,555	3.9%	$1,763,154	$1,664,558	5.9%
Operating Expense	286,889	268,624	6.8%	1,134,878	1,062,229	6.8%
Facility Operating Income	$157,426	$158,931	(0.9%)	$628,276	$602,329	4.3%
Facility Operating Margin	35.4%	37.2%	(1.7%)	35.6%	36.2%	(0.6%)

Our facility breakdown at June 30, 2008 was as follows:

Ownership Type	Number of Facilities	Number of Units/Beds	Percentage of Q2 2008 Revenues	Percentage of Q2 2008 Facility Operating Income
Owned	171	18,768	39.6%	36.8%
Leased	358	28,783	59.9%	61.9%
Managed	21	4,296	0.5%	1.3%
Total	550	51,847	100.0%	100.0%

Operating Type
Retirement Centers	87	15,878	29.1%	35.2%
Assisted Living	410	21,095	43.5%	43.0%
CCRCs	32	10,578	26.9%	20.5%
Managed	21	4,296	0.5%	1.3%
Total	550	51,847	100.0%	100.0%

Our capital expenditures for the three and six months ended June 30, 2008 and 2007 were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Type
Recurring	$7,495	$7,921	$14,692	$14,146
Reimbursements	(881)	(872)	(2,041)	(872)
Net recurring	6,614	7,049	12,651	13,274
Corporate(1)	3,425	3,219	7,289	9,198
EBITDA-enhancing(2)	11,089	14,619	21,110	25,010
Development(3)	19,446	8,843	39,403	20,579
Net Total Capital Expenditures	$40,574	$33,730	$80,453	$68,061

(1)	Corporate primarily includes capital expenditures for information technology systems and equipment.
(2)	EBITDA-enhancing capital expenditures generally represent unusual or non-recurring capital items and/or major renovations.
(3)	Development capital expenditures primarily relate to the facility expansion and de novo development program.

Our debt amortization for the three months ended June 30, 2008 and 2007 was as follows (in thousands):

	Three Months Ended June 30,
	2008	2007
Type
Scheduled Debt Amortization	$391	$454
Lease Financing Debt Amortization - FMV or no Purchase Option	$1,662	$1,422
Lease Financing Debt Amortization - Bargain Purchase Option	2,382	2,068
Total Debt Amortization	$4,435	$3,944

Our ancillary services data for the last five quarters was as follows:

	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007

Units served by therapy staff:
Legacy Brookdale	19,505	18,565	17,101	15,483	14,245	7,442
Legacy ARC	12,761	12,761	12,716	12,716	12,716	12,680
Total	32,266	31,326	29,817	28,199	26,961	20,122

Therapy clinics	368	352	335	323	302	260
Therapy staff	1,876	1,741	1,601	1,516	1,377	1,139

Units served by Home Health agencies	10,907	8,294	7,405	7,405	6,251	1,477

Facility-level Mortgage Debt Maturities

We have contractual extension options on the majority of our facility-level mortgage debt maturing in 2009 and 2010. Assuming we exercise those contractual extension options, the principal amount of our facility-level mortgage loans maturing during 2009 and 2010 would be as follows:

(dollars in thousands)
Twelve Months Ending December 31, 2009	$49,422
Twelve Months Ending December 31, 2010	26,400
Total	$75,822

In addition to the foregoing maturities, the Company’s corporate line of credit is scheduled to mature on May 15, 2009.  As of June 30, 2008, $50.0 million was drawn on the revolving loan facility and $115.8 million of letters of credit had been issued under the line of credit.

Segment Reporting

The Company currently has four reportable segments: retirement centers; assisted living; CCRCs; and management services.  As previously disclosed, during the fourth quarter of 2007, the Company completed an internal reorganization which was intended to further improve the segment financial results and to more accurately reflect the underlying product offering of each segment.  The reorganization did not change the Company’s reportable segments, but it did impact the revenues and costs reported within each segment.  The change included the movement of communities between the retirement centers, assisted living and CCRCs segments resulting in a net increase of 16 communities to the retirement centers segment and a net decrease of 16 communities to the CCRCs segment.  These changes have previously been reflected in the Company’s results for the year ended December 31, 2007 and the three months ended March 31, 2008.  Set forth below is certain segment financial and operating data for each of the quarters in 2006 and 2007 that has been restated for comparative purposes.

(dollars in thousands, except average monthly revenue per unit/bed)

	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
Revenue
Resident fees:
Retirement Centers	94,641	99,456	121,174	131,221	132,866	137,148	138,009	139,572
Assisted Living	108,420	143,979	176,120	186,707	194,424	199,388	200,157	201,324
CCRCs	17,975	24,407	88,323	111,873	118,048	120,086	124,935	126,550
Total resident fees	221,036	267,842	385,617	429,801	445,338	456,622	463,101	467,446
Management fees	1,147	585	1,426	2,459	1,496	1,788	1,493	2,012
Total revenue	222,183	268,427	387,043	432,260	446,834	458,410	464,594	469,458
Expense
Facility operating expense:
Retirement Centers	54,249	57,697	68,953	74,562	74,771	75,267	76,485	79,612
Assisted Living	69,424	85,694	113,136	116,786	123,312	126,763	128,907	133,931
CCRCs	13,272	17,890	63,103	85,035	82,726	83,836	89,605	95,722
Total facility operating expense	136,945	161,281	245,192	276,383	280,809	285,866	294,997	309,265

Total BSL
Number of communities	403	453	545	546	546	548	550	550
Total units/beds operated	30,770	34,346	51,090	51,271	51,421	51,616	52,082	52,086
Owned/leased communities units/beds	28,806	33,045	46,566	46,723	46,982	47,421	47,553	47,670
Owned/leased communities occupancy rate:
Period end	90.0%	90.2%	91.3%	91.1%	91.0%	90.8%	90.8%	90.6%
Weighted average	89.5%	90.0%	91.1%	91.0%	90.8%	90.7%	90.6%	90.6%
Average monthly revenue per unit/bed	3,116	3,098	3,288	3,380	3,498	3,562	3,609	3,640

Retirement Centers Product Type:
Number of communities	67	70	84	85	85	86	86	87
Total units/beds operated	11,510	12,008	15,572	15,741	15,741	15,869	15,869	15,990
Owned/leased communities occupancy rate:
Period end	92.2%	92.2%	93.1%	92.4%	92.7%	93.1%	91.9%	91.7%
Weighted average	92.2%	92.1%	92.8%	92.4%	92.8%	92.8%	92.2%	91.7%
Average monthly revenue per unit/bed	2,878	2,923	2,900	2,959	3,016	3,110	3,148	3,194

Assisted Living Product Type:
Number of communities	320	367	405	405	406	409	409	409
Total units/beds operated	14,472	17,449	20,769	20,762	20,874	21,088	21,091	21,087
Owned/leased communities occupancy rate:
Period end	88.9%	89.8%	90.3%	89.7%	89.7%	89.2%	90.0%	89.7%
Weighted average	88.7%	90.0%	90.1%	89.9%	89.6%	89.4%	89.9%	90.0%
Average monthly revenue per unit/bed	3,176	3,126	3,274	3,334	3,460	3,513	3,520	3,542

CCRCs Product Type:
Number of communities	6	9	32	32	32	32	32	32
Total units/beds operated	2,824	3,588	10,225	10,220	10,367	10,464	10,593	10,593
Owned/leased communities occupancy rate:
Period end	86.2%	85.1%	90.6%	91.8%	90.8%	90.5%	90.8%	90.8%
Weighted average	80.6%	81.6%	90.4%	90.4%	90.0%	90.1%	89.7%	90.0%
Average monthly revenue per unit/bed	3,717	3,737	4,095	4,196	4,400	4,434	4,565	4,588

Managed Properties:
Number of communities	10	7	24	24	23	21	23	22
Total units/beds operated	1,964	1,301	4,524	4,548	4,439	4,195	4,529	4,416
Occupancy rate:
Period end	92.7%	92.8%	92.0%	92.6%	92.3%	91.3%	83.2%	83.1%
Weighted average	92.0%	94.1%	92.1%	92.4%	91.6%	90.7%	82.9%	83.4%